Putnam Tax Smart Equity Fund, October 31, 2004, annual report


Because of the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

Q4b Market timing disclosure
For the period ended October 31, 2004, Putnam Management has assumed $13,633 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters.
(including those described in Note 6).



74U1		Class A	12,463
		Class B	13,815
		Class C	3,836

74U2		Class M	424


74V1		Class A	9.28
		Class B	8.93
		Class C	8.94

74V2		Class M	9.07